150101

150101

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20120844929-71
Ross Miller Secretary of State State of Nevada	Filing Date and Time 12/17/2012 12:05 PM
	Entity Number C18394-2002

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

HPEV, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The Board of Directors (the "Board") of HPEV, Inc., a Nevada corporation (the "Corporation"), did on this 5th day of December, 2012, did resolve by unanimous written consent pursuant to NRS 78.315 of the General Corporate Law, and the Bylaws of the Corporation, at a meeting of the Board duly called and at which all directors were present and acting throughout:

The Board has determined that it is in the best interests of the Corporation and its shareholders to provide capital for the operations of the Corporation's business through the creation, offer and sale up to 410 shares of Series A Convertible Preferred Stock ("Preferred Stock") with associated stock purchase warrants ("Warrants"), at a price of $2,500 per share and warrant, in a private placement to certain accredited investors (the "Offering"); and the officers of the Corporation have negotiated the terms of the Offering with the anticipated lead investor.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer President

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 3-6-09

CERTIFICATE OF DESIGNATION

OF THE RIGHTS, PREFERENCES, PRIVILEGES

AND RESTRICTIONS, WHICH HAVE NOT BEEN SET

FORTH IN THE CERTIFICATE OF INCORPORATION

OR IN ANY AMENDMENT THERETO,

OF THE

SERIES A CONVERTIBLE PREFERRED STOCK

OF

HPEV, INC.

The undersigned, Ted Banzhaf and Judson W. Bibb, do hereby certify that they are the President and Secretary, respectively, of HPEV, Inc., a Nevada corporation (the “Corporation”), and that the Board of Directors has fixed and determined the rights, preferences, restrictions and other matters relating to the Series A Convertible Preferred stock of the Corporation as follows:

WHEREAS, the Certificate of Incorporation of the Corporation authorizes a class of stock designated as Preferred Stock, with a par value of $.001 per share (the “Preferred Class”), comprising Fifteen Million (15,000,000) shares and provides that the Board of Directors of the Corporation may fix the terms, including any dividend rights, dividend rates, conversion rights, voting rights, rights and terms of any redemption, redemption, redemption price or prices, and liquidation preferences, if any, of the Preferred Class;

WHEREAS, the corporation has not issued any shares of the Preferred Class;

WHEREAS, the Board of Directors believes it in the best interests of the Corporation to create a new series of preferred stock consisting of four hundred (400) shares and designated as the “Series A Convertible Preferred Stock” having certain rights, preferences, privileges, restrictions and other matters relating to the Series A Convertible Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby fix and determine the rights, preferences, privileges, restrictions and other matters relating do the Series A Convertible Preferred Stock as follows:

1. Definitions. For purposes of this Certificate of Designation, the following definitions shall apply:

1.1  “Board” shall mean the Board of Directors of the Corporation.

1.2  “Corporation” shall mean HPEV, Inc., a Nevada corporation.

1.3  “Common Stock” shall mean the common stock, $.001 par value per share, of the Corporation.

1.4  “Conversion Date” shall have the meaning set forth in Section 4(b).

1.5              “Debentures” shall mean a series of Senior Convertible Debentures of the Corporation in the form of Attachment 1.

1.6              “Holder” shall mean a holder of the Series A Convertible Preferred Stock.

1.7              “Liquidation Price” shall mean $2,500.00 per share for the Series A Convertible Preferred Stock.

1

1.8  “Original Issue Date” shall mean the date on which the first share of Series A Convertible Preferred Stock is issued by the Corporation.

1.9  “Person” shall mean an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

1.10          “Registration Statement” means a registration statement or registration statements of the Company filed under the Securities Act of 1933, as amended (“Securities Act”), covering the Conversion Shares, as defined in Section 4.1.

1.11          “Series A Convertible Preferred Stock” shall mean the Series A Convertible Preferred Stock, $0.001 par value per share, of the Corporation.

 2. Dividend Rights. The Series A Convertible Preferred Stock shall have no dividend rights.

3. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation; whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation's shareholders (the “Available Funds and Assets”) shall be distributed to shareholders in the following manner:

3.1 Series A Convertible Preferred Stock. The holders of each share of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock, an amount per share equal to the Liquidation Price of the Series A Convertible Preferred Stock plus all declared but unpaid dividends on the Series A Convertible Preferred Stock. If upon any liquidation, dissolution or winding up of the Corporation, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series A Convertible Preferred Stock of their full preferential amount as described in this subsection, then all of the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series A Convertible Preferred Stock pro rata, according to the number of outstanding shares of Series A Convertible Preferred Stock held by each holder thereof.

3.2 Participation Rights. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series A Convertible Preferred Stock of their full preferential amounts described above in this Section 3, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock and Preferred Stock pro rata according to the number and preferences of the shares of Common Stock and Preferred Stock (as converted to Common Stock) held by such holders.

3.3 Merger or Sale of Assets. A reorganization or any other consolidation or merger of the Corporation with or into any other corporation, or any other sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3, and the Series A Convertible Preferred Stock shall be entitled only to (i) the right provided in any agreement or plan governing the reorganization or other consolidation, merger or sale of assets transaction, (ii) the rights contained in the General Corporation Law of the State of Nevada and (iii) the rights contained in other Sections hereof.

3.4 Non-Cash Consideration. If any assets of the Corporation distributed to shareholders in connection with any liquidation, dissolution or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined by the Board.

2

4. Conversion Rights.

4.1 Conversion of Preferred Stock to Common Stock. Each share of Series A Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time into twenty thousand (20,000) fully paid and nonassessable shares of Common Stock of the Corporation (the “Conversion Shares”).

4.2 Procedures for Exercise of Conversion Rights. The holders of any shares of Series A Convertible Preferred Stock may exercise their conversion rights as to all such shares or any part thereof by delivering to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Series A Convertible Preferred Stock, or at the principal office of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Corporation (if required by the Corporation), accompanied by written notice stating that the holder elects to convert such shares. Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the “Conversion Date.” Within three (3) business days after the Conversion Date, the Corporation shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the Corporation, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check for cash with respect to any fractional interest in a share of Common Stock as provided in section 4.3 below. The holder shall be deemed to have become a shareholder of record on the Conversion Date. Upon conversion of only a portion of the number of shares of Series A Convertible Preferred Stock represented by a certificate surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series A Convertible Preferred Stock representing the unconverted portion of the certificate so surrendered.

4.3 No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Convertible Preferred Stock. If more than one share of Series A Convertible Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Convertible Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Convertible Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest equal to the fair market value of such fractional interest as determined by the corporation's Board of Directors.

4.4 Payment of Taxes for Conversions. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion pursuant hereto of Series A Convertible Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.5 Reservation of Common Stock. The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Convertible Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all shares of all series of preferred stock from time to time outstanding.

4.6 Status of Common Stock Issued Upon Conversion. All shares of Common Stock which may be issued upon conversion of the shares of Series A Convertible Preferred Stock will upon issuance by the Corporation be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

3

4.7 Status of Converted Preferred Stock. In case any shares of Series A Convertible Preferred Stock shall be converted pursuant to this section 4, the shares so converted shall be canceled and shall not be issuable by the Corporation.

4.8 Reserved.

5. Adjustment of Conversion Price.

5.1 General Provisions. In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the Corporation (other than a change in par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the Common Stock), or of the sale or other disposition of all or substantially all the properties and assets of the Corporation as an entirety to any other person, the shares of Series A Convertible Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the entity resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition it had converted its shares of Series A Convertible Preferred Stock into Common Stock. The provisions of this section 5.1 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

5.2 No Impairment. The Corporation will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, including amending this Certificate of Designation, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Convertible Preferred Stock against impairment. This provision shall not restrict the Corporation from amending its Articles of Incorporation in accordance with the Nevada Revised Statutes and the terms hereof.

6. Conversion to Debentures. The Series A Convertible Preferred Stock may be converted to Debentures, on the following terms:

6.1 Right to Convert to Debentures. In the event a Registration Statement has not been declared effective by the United States Securities Exchange Commission within 180 calendar days from and after the Original Issue Date, the holders of at least two-thirds (2/3) of the then outstanding shares of Series A Convertible Preferred Stock may deliver a written notice to the Corporation under this Section 6 electing the conversion of all Series A Convertible Preferred Stock to Debentures. Upon receipt of such notice, the outstanding shares of Series A Convertible Preferred Stock shall be converted to Debentures as provided in this Section.

6.2 Conversion Price. For purposes of this Section 6, the conversion price of the Series A Convertible Preferred Stock, as the case may be, shall be equal to the Liquidation Price.

 6.3 Intentionally Omitted.

4

6.4 Procedures – Conversion to Debentures. In the event of conversion under this Section 6:

(a) All shares of Series A Convertible Preferred Stock shall be converted into Debentures as of the date notice of conversion under this Section 6 is delivered to the Corporation. Conversion shall be deemed to have been effected on the date when such delivery is made.

(b) Within three (3) business days after the conversion date, the Corporation shall issue and deliver to each holder a Debenture in the original principal amount to which such holder is entitled.

(c) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of Debentures on conversion pursuant hereto of Series A Convertible Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Debentures in a name other than that in which the shares of Series A Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d) The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Debentures, the full number of shares of Common Stock deliverable upon the conversion of all Debentures from time to time outstanding.

(e) If the shares of Series A Convertible Preferred Stock shall be converted to Debentures pursuant to this section 6, the shares so converted shall be canceled and shall not be issuable by the Corporation.

(f) In the event a Registration Statement is declared effective by the United States Securities Exchange Commission within 180 days from and after the Original Issue Date, the holders of shares of Series A Convertible Preferred Stock shall have no right to convert Series A Convertible Preferred Stock to Debentures, in which case the Board of Directors of the Company may, without vote or approval by the holders of Series A Convertible Preferred Stock or Common Stock, amend or amend and restate this Certificate of Designation, or otherwise amend or amend and restate the Certificate of Incorporation, to delete this Section 6 therefrom and Attachment 1 hereto.

6.3 Amendment to Delete Debenture Conversion. In the event a Registration Statement has been declared effective by the United States Securities Exchange Commission within 180 calendar days from and after the Original Issue Date, this Certificate of Designation may be amended by the Board of Directors to delete this Section 6 from the Certificate of Incorporation.

7. Voting Provisions. The Series A Convertible Preferred Stock shall have voting rights as if each share of Series A Convertible Preferred Stock were converted into twenty thousand (20,000) shares of Common Stock.

5

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series A Convertible Preferred Stock to be duly executed by its President and attested to by its Secretary this 14th day of December, 2012.

/s/ Ted Banzhaf	/s/ Judson W. Bibb
Ted Banzhaf, President	Judson W. Bibb, Secretary

Attachment 1 - Form of Debenture

6